Exhibit 99.1

Cambium Learning Group Announces Third Quarter Earnings

Company Reports Third Quarter Order Volume Growth of 6%

Improvement Driven by Technology-Enabled Products, Which Grew Over 30%

Technology-Enabled Products Now Comprise 57% of Total Order Volume

DALLAS, November 6, 2014—Cambium Learning® Group, Inc. (NASDAQ: ABCD, the “Company”), a leading educational solutions and services company committed to helping all students reach their full potential by providing evidence-based solutions and expert professional services, announced today its financial results for the third quarter of 2014.

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions)	2014	2013	$ Change	2014	2013	$ Change
GAAP net revenues	$41.1	$43.0	$(1.8)	$108.5	$117.2	$(8.7)
GAAP net income (loss)	1.0	0.1	0.9	(6.9)	(8.5)	1.6
EBITDA	11.2	10.9	0.2	23.2	22.1	1.0
Adjusted EBITDA	11.1	11.3	(0.2)	23.8	24.8	(0.9)
Cash income	28.1	22.1	6.1	18.9	19.2	(0.2)

For the nine months ended September 30, 2014, company-wide order volumes were down 5% compared with the same period of 2013. The Company’s first half results were sluggish in three of its four segments and were impacted by some instability with respect to support of Common Core State Standards. Many customers shifted purchases of the Company’s products into the latter half of the year and, as a result, third quarter 2014 order volumes were 6% better than the third quarter of 2013. Order volume changes by segment for the three and nine months ended September 30, 2014 compared to the same periods of 2013 were as follows:

	Order Volume % Change
	Q3 - 2014	YTD - 2014
Learning A-ZTM	43%	33%
ExploreLearning®	19%	7%
Voyager Sopris LearningTM	(14)%	(21)%
Kurzweil EducationTM	0%	(21)%
Cambium Learning Group, Inc.	6%	(5)%

“We were very pleased to see overall order volume growth in the third quarter versus prior year. Our strategy to focus on and invest in technology-enabled educational solutions has driven this improvement,” said John Campbell, chief executive officer of Cambium Learning Group, Inc. “Although our order volumes have declined for the year to date period and will likely be down a bit for the full year, the year over year growth in technology-enabled solutions – 40% for the third quarter and 31% for the year to date period – is exciting for our future.”

The Company continues to execute its strategy to shift resources to subscription and technology-enabled products. For the nine months ended September 30, 2014, 57% of order volumes were generated by technology-enabled products versus 41% for the same period of 2013. Additionally, the Company reported that as a result of higher order volumes, Cash Income improved $6.1 million to $28.1 million for the third quarter of 2014 compared to $22.1 million for the third quarter of 2013.

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Learning A–Z delivered another historical high period of order volumes during the third quarter of 2014, continuing its trend of double-digit growth rates due to quality content, award-winning technology, and ongoing strategic investments. ExploreLearning was able to achieve strong year over year growth in the third quarter of 2014, bringing the year to date 2014 growth versus prior year to 7% and reversing the unfavorable trend from the first half of the year. Both Voyager Sopris Learning and Kurzweil Education showed some improvement in order volumes during the third quarter of 2014 compared to 2013, with Voyager Sopris Learning down 14% quarter over quarter and Kurzweil Education approximately flat quarter over quarter. These segments continue to experience declines in legacy products, which are outpacing gains from the newer technology-enabled solutions.

Other highlights include:

•	Overall, GAAP net revenues for the nine months ended September 30, 2014 decreased by 7% to $108.5 million compared with $117.2 million for the same period in 2013. GAAP net revenues by segment for the nine months ended September 30, 2014, and the change from the comparable period in 2013, were as follows:

•	Learning A–Z—$31.8 million, increased $7.8 million or 32%

•	ExploreLearning—$13.1 million, increased $1.6 million or 14%

•	Voyager Sopris Learning—$57.6 million, decreased ($16.4) million or (22%)

•	Kurzweil Education—$5.9 million, decreased ($1.7) million or (23%)

•	Adjusted EBITDA was $23.8 million for the nine months ended September 30, 2014, down $0.9 million from $24.8 million in 2013. Most of the revenue decline was overcome by increasing contributions from the Company’s higher margin technology-enabled products, combined with lower costs in the Voyager Sopris Learning segment attributable to efforts to right-size costs in slower-growing or declining areas of the Company.

•	Cash Income was $18.9 million for the nine months ended September 30, 2014 compared to $19.2 million for the same period in 2013.

•	The Company has cash and cash equivalents of $44.4 million on the balance sheet as of September 30, 2014. During the nine months ended September 30, 2014, cash provided by operations was $3.4 million, cash used in investing activities was $15.8 million, including $3.6 million related to the December 2013 Headsprout® acquisition, and cash used in financing activities was $11.1 million. During the nine months ended September 30, 2014, the Company repurchased $10.0 million aggregate principal amount of its 9.75% senior secured notes due 2017 for approximately $10.1 million.

•	On October 15, 2014, the Company entered into a note repurchase agreement with an investor, whereby it repurchased $10.0 million aggregate principal of its outstanding 9.75% senior secured notes due 2017 for $9.9 million plus accrued and unpaid interest. The Company expects to record a Loss on Extinguishment of Debt of approximately $0.1 million in connection with this repurchase, primarily related to the write-off of unamortized deferred financing costs. After completion of this transaction, total principal outstanding under the Company’s 9.75% senior secured notes due 2017 is $155.0 million.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, and Cash Income are not prepared in accordance with GAAP and may be different from similarly named, non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that these non-GAAP measures provide useful information to investors because they reflect the underlying performance of the ongoing operations of the Company and provide investors with a view of the Company’s operations from management’s perspective. Adjusted EBITDA and Cash Income remove significant purchase accounting, non-operational, or certain non-cash items from earnings. The Company uses Adjusted EBITDA and Cash Income to monitor and evaluate the operating performance of the Company and as the basis to set and measure progress towards performance targets, which directly affect compensation for employees and executives. The Company generally uses these non-GAAP measures as measures of operating performance and not as measures of the Company’s liquidity. The Company’s presentation of EBITDA, Adjusted EBITDA, and Cash Income should not be construed as an indication that our future results will be unaffected by unusual, non-operational, or non-cash items.

About Cambium Learning Group, Inc.

Cambium Learning® Group is a leading educational solutions and services company that is committed to helping all students reach their full potential by providing evidence-based solutions and expert professional services to empower educators and raise the achievement levels of all students. The company is composed of four business units: Voyager Sopris Learning™ (www.voyagersopris.com), Learning A–Z (www.learninga-z.com),

Cambium Learning Group/Page 3

ExploreLearning® (www.explorelearning.com), and Kurzweil Education™ (www.kurzweiledu.com). Together, these business units provide best-in-class intervention and supplemental instructional materials; gold-standard professional development and school-improvement services; breakthrough technology solutions for online learning and professional support; valid and reliable assessments; and proven materials to support a positive and safe school environment. Cambium Learning Group, Inc. (NASDAQ: ABCD), is based in Dallas, Texas. For more information, please visit www.cambiumlearning.com

Media and Investor Contact:

Barbara Benson

Cambium Learning Group, Inc.

investorrelations@cambiumlearning.com

Forward-Looking Statements

Some of the statements contained herein constitute forward-looking statements. These statements relate to future events, including the future financial performance of Cambium Learning Group, Inc., and involve known and unknown risks, uncertainties, and other factors that may cause the markets, actual results, levels of activity, performance, or achievements of Cambium Learning Group, Inc., to be materially different from any actual future results, levels of activity, performance, or achievements. These risks and other factors you should consider include, but are not limited to, the ability to successfully attract and retain a broad customer base for current and future products, changes in customer demands or industry standards, success of ongoing product development, maintaining acceptable margins, the ability to control costs, K–12 enrollment and demographic trends, the level of educational and education technology funding, the impact of federal, state, and local regulatory requirements on the business of the company, the loss of key personnel, the impact of competition, the uncertainty of general economic conditions and financial market performance, and those other risks and uncertainties listed under the heading “RISK FACTORS” in Cambium Learning Group, Inc.’s Form 10-K and other reports filed with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” or “priorities,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Cambium Learning Group, Inc., does not assume or undertake any obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events, or otherwise.

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Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenues	$41,144	$42,957	$108,467	$117,172
Cost of revenues:
Cost of revenues	11,045	12,950	29,986	37,000
Amortization expense	4,695	4,692	13,213	12,680

Total cost of revenues	15,740	17,642	43,199	49,680
Research and development expense	2,745	2,486	8,090	7,345
Sales and marketing expense	11,015	10,943	31,680	32,991
General and administrative expense	5,039	5,122	14,676	16,795
Shipping and handling costs	666	721	1,266	1,419
Depreciation and amortization expense	1,050	1,227	3,150	3,663
Embezzlement-related expense	—	3	—	118

Total costs and expenses	36,255	38,144	102,061	112,011
Income before interest, other income (expense) and income taxes	4,889	4,813	6,406	5,161
Net interest expense	(4,377)	(4,773)	(13,535)	(14,028)
Loss on extinguishment of debt	—	—	(570)	—
Other income, net	535	215	965	645

Income (loss) before income taxes	1,047	255	(6,734)	(8,222)
Income tax expense	(52)	(127)	(146)	(297)

Net income (loss)	$995	$128	$(6,880)	$(8,519)

Net income (loss) per common share:
Basic	$0.02	$0.00	$(0.15)	$(0.18)
Diluted	$0.02	$0.00	$(0.15)	$(0.18)
Average number of common shares and equivalents outstanding:
Basic	45,664	47,563	45,663	47,439
Diluted	45,753	47,657	45,663	47,439

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Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	As of
	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,403	$67,993
Accounts receivable, net	28,561	15,767
Inventory	6,311	9,221
Restricted assets, current	1,463	1,343
Other current assets	8,872	6,873

Total current assets	89,610	101,197
Property, equipment and software at cost	49,576	43,224
Accumulated depreciation and amortization	(29,148)	(22,909)

Property, equipment and software, net	20,428	20,315

Goodwill	47,842	47,842
Acquired curriculum and technology intangibles, net	6,038	8,719
Acquired publishing rights, net	3,248	4,705
Other intangible assets, net	4,871	6,251
Pre-publication costs, net	15,081	13,401
Restricted assets, less current portion	4,451	5,492
Other assets	8,578	8,288

Total assets	$200,147	$216,210

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Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	As of
	September 30, 2014	December 31, 2013
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Capital lease obligations, current	$1,061	$995
Accounts payable	3,723	1,301
Accrued expenses	15,943	25,279
Deferred revenue, current	60,416	53,532

Total current liabilities	81,143	81,107

Long-term liabilities:
Long-term debt	164,635	174,491
Capital lease obligations, less current portion	1,217	2,019
Deferred revenue, less current portion	10,204	7,829
Other liabilities	12,818	13,954

Total long-term liabilities	188,874	198,293

Stockholders’ equity (deficit):
Preferred stock ($.001 par value, 15,000 shares authorized, zero shares issued and outstanding at September 30, 2014 and December 31, 2013)	—	—
Common stock ($.001 par value, 150,000 shares authorized, 51,251 and 51,208 shares issued, and 44,917 and 45,042 shares outstanding at September 30, 2014 and December 31, 2013, respectively)	51	51
Capital surplus	284,109	283,673
Accumulated deficit	(339,575)	(332,695)
Treasury stock at cost (6,334 and 6,166 shares at September 30, 2014 and December 31, 2013, respectively)	(12,448)	(12,147)
Accumulated other comprehensive loss:
Pension and postretirement plans	(2,007)	(2,072)

Accumulated other comprehensive loss	(2,007)	(2,072)

Total stockholders’ equity (deficit)	(69,870)	(63,190)

Total liabilities and stockholders’ equity (deficit)	$200,147	$216,210

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Reconciliation Between Net Income (Loss) and Cash Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2014	2013	2014	2013
Net income (loss)	$995	$128	$(6,880)	$(8,519)
Reconciling items between net income (loss) and EBITDA:
Depreciation and amortization expense	5,745	5,919	16,363	16,343
Net interest expense	4,377	4,773	13,535	14,028
Income tax expense	52	127	146	297

Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	11,169	10,947	23,164	22,149
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	(535)	(215)	(965)	(645)
Loss on extinguishment of debt	—	—	570	—
Merger, acquisition and disposition activities	346	171	689	485
Stock-based compensation and expense	135	384	383	975
Embezzlement-related expense	—	3	—	118
Adjustments related to purchase accounting	—	57	—	95
Adjustments to CVR liability	—	—	—	74
Management transition	—	—	—	1,501

Adjusted EBITDA	11,115	11,347	23,841	24,752
Change in deferred revenues	24,436	17,085	9,300	7,556
Change in deferred costs	(2,745)	(1,972)	(1,182)	(768)
Capital expenditures	(4,667)	(4,409)	(13,027)	(12,383)

Cash income	$28,139	$22,051	$18,932	$19,157